Exhibit 19.1

The Goldman Sachs Group, Inc. Firmwide Insider Trading Policy Governing Transactions in GS Securities by Covered Persons
Applicability: All Goldman Sachs
Table of Contents
A.    Scope and Summary    2
B.    Governance and Oversight    2
C.    Policy Requirements    2
D.    General Rules Applicable to Covered Persons    4
E.    Specific Transaction Rules Involving GS Securities by Covered Persons    5
F.    Additional Covered Person Rules    7
G.    Rules Applicable to Transactions by the Firm    10
H.    Contacts; Additional Information    10
I.    Roles and Responsibilities    10
J.    Exceptions    10
K.    Reporting and Escalations    10
L.    Related Documents    10

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FIRMWIDE POLICY: INSIDER TRADING POLICY GOVERNING TRANSACTIONS IN GS SECURITIES BY COVERED PERSONS
A.Scope and Summary
This Firmwide Insider Trading Policy Governing Transactions in GS Securities by Covered Persons (this “policy”) applies to transactions entered into by Firm Individuals, including Covered Persons, involving Goldman Sachs (“Goldman Sachs” or “GS”) Securities and other companies’ securities. The transactions covered by this policy are also subject to the Personal Trading Policy, applicable divisional policies and the Firmwide Policy With Respect to Personal Transactions Involving GS Securities and GS Equity Awards (the “Firmwide Trading Policy”), as well as local regulatory requirements.1
Terms used but not defined in this policy have the definitions set forth in Appendix A.
1.Framework Linkages
This Policy does not have linkages to any Frameworks.
2.Regulatory Linkages
This Policy has linkages to the following LRR obligations:
•17 C.F.R. § 240.10b-5.
3.Risk Taxonomy Linkages
Applicable risks for this document include:
•Unauthorized Personal Investments or Trading and
•Misuse or Improper Sharing of Information for Trading, Transactions or Other Firm Activities.
B.Governance and Oversight
This policy may be amended or modified in any respect at any time.

The Deputy General Counsel of the Legal Division is responsible for approving this Policy. The Legal Division owns the Policy and is responsible for maintaining and overseeing the Policy, reviewing conformance with the Policy requirements, and providing guidance to divisions on consistency of the associated divisional Standards / Procedures created in support of this Policy. The Goldman Sachs Group, Inc. Firmwide Insider Trading Policy Governing Transactions in GS Securities by Covered Persons is a Tier I document. As such, this document is required to be reviewed at least annually by the Legal Division.

Risk is owned by all firm personnel and responsibility for oversight lies with the Legal Division and Compliance Division.

C.Policy Requirements
1.Prohibitions Against Insider Trading
U.S. federal and state securities laws impose important restrictions on trading by individuals who are in possession of material nonpublic information regarding a company. Under the federal and
1    See the Firmwide Trading Policy for more information on transactions involving GS Equity Awards and for specific restrictions, limitations and procedures, as well as reporting requirements, relating to the trading of GS Securities. If any provisions of this policy are inconsistent with the provisions of the Personal Trading Policy or the Firmwide Trading Policy, this policy shall govern.

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FIRMWIDE POLICY: INSIDER TRADING POLICY GOVERNING TRANSACTIONS IN GS SECURITIES BY COVERED PERSONS
state securities laws and this policy, no Firm Individual who is in possession of material nonpublic information related to the firm, may (i) trade in any GS Securities, or securities issued by another company, on the basis of material nonpublic information or (ii) “tip” any material nonpublic information to another person who may use such information to trade in GS Securities or such other company’s securities.
2.Material Nonpublic Information
iDetermining Materiality
Whether a piece of information is material depends on the facts and circumstances in which it is created and distributed.
Information is typically deemed “material” if:
•There is substantial likelihood that it would be viewed by a reasonable investor as important in making an investment decision;
•Its disclosure would be viewed by a reasonable investor as having significantly altered the total mix of information otherwise available; or
•It is information that could reasonably be expected to affect the price of a security.
Both favorable and unfavorable information can be material. However, there is no precise definition of “materiality,” and the question of whether information is material is subjective and may be questioned in hindsight. Accordingly, Firm Individuals are advised to take a cautious view when evaluating whether information is “material.” Note that information may be considered material even if it relates to contingent, uncertain, or rumored events. Some examples of “material information” may include, depending on the particular circumstances:
•Potential merger and acquisition activities;
•Potential public offerings or other financings;
•Financial forecasts or projections;
•Significant changes in management; and
Significant product developments. This list is intended to be illustrative only and is not exhaustive. Many other types of information may be material at any particular time depending upon the circumstances.
ii. Determining Whether Information is Nonpublic

“Nonpublic information” is information that is not available to the public about an entity or its securities, loans, certificates of deposit, partnership interests, certificates of participation, investment contracts and trade claims, as well as any securities- or loan-based swaps or derivatives or other instruments that are convertible into or exchangeable or exercisable for, or the value of which is affected or dependent upon the value of, such instruments (whether physically or cash settled).
Information is typically considered nonpublic until it has been disseminated to the financial marketplace and sufficient time has elapsed to allow the markets to absorb and evaluate the information. Examples of public dissemination include: public filing of a press release or disclosure

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FIRMWIDE POLICY: INSIDER TRADING POLICY GOVERNING TRANSACTIONS IN GS SECURITIES BY COVERED PERSONS
to a regulatory authority, and official statement widely distributed to the media (e.g., a statement to the media by an authorized senior executive).
Press speculation and/or market rumors about nonpublic information do not constitute adequate dissemination of such information.
3.Consequences of Violations
Violations of the insider trading laws can carry both criminal and civil penalties. Potential legal penalties include liability for the firm and for Firm Individuals. For an individual, insider trading may result in criminal penalties, including fines, jail time or both, and the Securities and Exchange Commission has the authority to seek civil monetary penalties. Private parties may also bring civil actions seeking damages against any person purchasing or selling a security while in the possession of material, nonpublic information. In addition, violations of this policy may lead to closure of the applicable account, the voiding or reversal of the relevant transaction (and the violator is responsible for any losses, costs or expenses arising in connection with such voiding or reversal), as well as disciplinary actions, up to and including termination.
D.General Rules Applicable to Covered Persons
E.
The following rules (the “General Rules”) are applicable to all transactions involving GS Securities by all Covered Persons, unless a specific exception is applicable.
1.Window Periods/Blackout Periods
Covered Persons (excluding Senior Directors of GS Inc. (“Senior Directors”) who are Non-Covered Senior Directors) may only enter into a transaction involving GS Securities during an applicable Window Period (and not during an applicable Blackout Period, except as set forth below).
The following transactions are permitted outside of the applicable Window Period:
•The automatic exercise or assignment of listed options on GS Shares that are U.S. $0.01 or more in-the-money on the expiration date
•Transactions involving GS Structured Debt Securities, GS Structured Warrants and GS Deposit Obligations; provided, that Executive Officers of GS Inc. (as defined for purposes of Section 16 of the U.S. Securities Exchange Act of 1934, as amended from time to time, the “Executive Officers”) and GS Inc. Directors may only enter into such transactions during an applicable Window Period
•Transfers of GS Securities between certain accounts with the same tax identification, so long as such transfer does not create a taxable event
•Transfers of GS Securities from a trust account to certain brokerage accounts with the same tax identification, so long as such transfer does not create a taxable event
•Executive Officers, members of the Management Committee of GS Inc., Non-Employee Directors and, in certain circumstances, PMDs specified by an Authorized Person (“Specified PMDs”), but not other Covered Persons, are permitted to sell GS Shares pursuant to a firm-approved Rule 10b5-1 Plan with respect to the sale of their GS Shares
oEntry into, amendment of or termination of any firm-approved Rule 10b5-1 Plan must be pre-approved by the General Counsel of GS Inc. or her or his designee

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FIRMWIDE POLICY: INSIDER TRADING POLICY GOVERNING TRANSACTIONS IN GS SECURITIES BY COVERED PERSONS
Regardless, the firm may impose Special Blackout Periods at any time and for any period relating to any or all types of GS Securities or any or all categories of Covered Persons.
2. Market, Limit, Good-Til-Date and Good-Til-Cancelled Orders
Covered Persons are permitted to place the following types of orders for purchases and sales of freely transferable GS Securities:
•Market orders
•Limit orders
•Good-Til-Date orders (so long as the expiration date is within the applicable Window Period)
Covered Persons are not permitted to place Good-Til-Cancelled orders.
3.Certification of No Material Nonpublic Information and Compliance with This Strategy
Prior to entering into any transaction involving GS Securities (other than GS Deposit Obligations), a Covered Person must certify, among other things, that they are not aware of material, nonpublic information with respect to GS Inc., subject to certain conditions set forth in the Firmwide Trading Policy.
Additionally, with respect to transactions in GS Structured Debt Securities and GS Structured Warrants, Executive Officers and GS Inc. Directors must certify that they are not aware of material, nonpublic information with respect to any underlying securities referenced by the GS Structured Debt Securities or GS Structured Warrants.
4.Pre-Clearance/Notification Process for Transactions Involving GS Securities
Executive Officers and members of the Board of Directors of GS Inc. (each, a “GS Inc. Director”) are not permitted to enter into any transactions involving GS Securities (excluding transactions involving GS Deposit Obligations) without first obtaining approval from the General Counsel of GS Inc. or her or his designee (or, in the case of the General Counsel, approval from the Chief Compliance Officer of GS Inc. or her or his designee) and providing an attestation that they are not aware of material nonpublic information pursuant to Section 3 above. Pre-clearance is effective until the end of the next business day, except for any individuals who are held to the Goldman Sachs Asset Management Code of Ethics, who must trade within the same day of approval.
Transactions involving Non-GS Instruments Linked to GS Securities must go through all required firm, divisional, departmental and desk pre-clearances required.
F.Specific Transaction Rules Involving GS Securities by Covered Persons
The following rules (the “Specific Transaction Rules”) apply to specific types of transactions involving GS Securities by Covered Persons.
1.Selling GS Securities
Covered Persons are permitted to sell their freely transferable GS Securities. Short sales of GS Securities are not permitted.
2.Hedging GS Shares
Subject to certain conditions set forth in the Firmwide Trading Policy, Covered Persons may:

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FIRMWIDE POLICY: INSIDER TRADING POLICY GOVERNING TRANSACTIONS IN GS SECURITIES BY COVERED PERSONS
•Hedge their GS Shares, but only by writing (selling) listed covered calls with a maturity of at least 30 days or buying listed protective puts with a remaining maturity of at least 30 days.
•Buy listed cash-secured calls on GS Shares with a remaining maturity of at least 30 days and write (sell) listed cash-secured puts on GS Shares with a remaining maturity of at least 30 days.
Covered Persons are not permitted to establish over-the-counter (“OTC”) option or other derivative positions to hedge their GS Shares.
Covered Persons are generally not permitted to enter into other short derivative or hedging transactions involving GS Securities or other transactions involving options on GS Securities (including entering into forward contracts, equity swaps or any similar agreements referencing GS Securities). Exceptions include permitted purchases of listed covered puts and writing of listed covered calls on GS Shares.
Covered Persons may not transfer GS Shares that provide cover for any call options written by or protective puts purchased by a Covered Person (except for delivery of such GS Shares upon exercise of such call or put).
Covered Persons are not permitted to enter into other transactions involving the purchase or sale of options on GS Shares other than those described above.
3.Pledging GS Securities
Covered Persons are generally permitted to pledge, subject to certain exceptions, their GS Securities as security in connection with an extension of credit from a third party.
4.Transactions Involving Non-GS Instruments Linked to GS Securities
Covered Persons are not permitted to enter into transactions involving any Non-GS Instruments linked to GS Securities (listed or OTC), other than those which are linked to an Approved Index, Approved ETF or Approved Basket (each as defined in the Firmwide Trading Policy).
When entering into permitted transactions involving Non-GS Instruments Linked to GS Securities, Covered Persons may not hedge out all or a portion of the risk not involving GS Securities and thereby create exposure to GS Securities in excess of the permitted percentage of their value in the index, basket or exchange-traded fund (“ETF”).
5.Transactions Involving GS Structured Debt Securities and GS Structured Warrants
Covered Persons are permitted to enter into transactions involving GS Structured Debt Securities and GS Structured Warrants.
These transactions:
•Are not subject to the Window Periods/Blackout Periods (other than Executive Officers and GS Inc. Directors);
•Are subject to the 30-Day Rule (as described in the Personal Trading Policy);
•If entered into by an Executive Officer or GS Inc. Director, must be pre-approved by the General Counsel of GS Inc. or her or his designee (or, in the case of the General Counsel, pre-approved by the Chief Compliance Officer of GS Inc. or her or his designee); and

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FIRMWIDE POLICY: INSIDER TRADING POLICY GOVERNING TRANSACTIONS IN GS SECURITIES BY COVERED PERSONS
•Are subject to an attestation that the Covered Person is not in possession of material nonpublic information pursuant to Section B.3.
When entering into permitted transactions involving GS Structured Debt or GS Structured Warrants, Covered Persons may not hedge out all or a portion of the risk not involving GS Securities, which would create exposure to GS Securities in excess of the permitted percentage of the value of GS Securities in an Approved Index, Approved ETF or Approved Basket.
6.Donating, Gifting or Bequeathing GS Securities
Subject to the following conditions, Covered Persons are permitted to donate, gift or bequeath GS Securities:
•Except for GS Equity Awards, which are subject to special policies, Covered Persons are permitted to make donations under their will of any GS Securities that they own at the time of their death, or during their life to a trust that is for their sole benefit and revocable by them acting alone until their death or earlier incapacity.
•A donation or gift of GS Securities must be made during a Window Period.
7.Prohibition Against Lending GS Securities
Covered Persons are not permitted to lend their GS Securities.
8.Prohibition Against Margining GS Securities
Covered Persons are not permitted to margin their GS Securities, except as set forth under the headings “PMDs” and “Non-Employee Directors” and as permitted by an Authorized Person and the Goldman Sachs Private Wealth Management Department.
9.Prohibition Against Transactions Involving GS Credit Derivatives
Covered Persons are not permitted to engage in any transactions involving GS Credit Derivatives.
G.Additional Covered Person Rules
The following rules (the “Additional Covered Person Rules”) are applicable to all transactions involving GS Securities by certain categories of Covered Persons in Covered Accounts or otherwise and must be read in conjunction with the General Rules and the Specific Transaction Rules.
1.Executive Officers
Transactions involving GS Securities entered into by an Executive Officer are subject to the General Rules and the Specific Transaction Rules, but are also subject to the additional rules set forth below.
Executive Officers are not permitted to:
•Enter into any transaction involving GS Securities (other than GS Deposit Obligations) without first obtaining approval from the General Counsel of GS Inc. or her or his designee (or, in the case of the General Counsel, approval from the Chief Compliance Officer of GS Inc. or her or his designee) and providing an attestation that they are not aware of material nonpublic

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FIRMWIDE POLICY: INSIDER TRADING POLICY GOVERNING TRANSACTIONS IN GS SECURITIES BY COVERED PERSONS
information pursuant to Section B.3, even if the Access Person Window Period is open. No such transactions are permitted during a closed window.
•Hedge, buy or sell options on GS Shares, including GS Shares in which they have a pecuniary interest.
•Pledge their freely transferable GS Securities as security in connection with an extension of credit from a third party without first obtaining approval from the General Counsel of GS Inc. or her or his designee (or, in the case of the General Counsel, approval from the Chief Compliance Officer of GS Inc. or her or his designee), but neither GS Inc. and its affiliates nor any of their people can arrange, directly or indirectly, such extension of credit or otherwise assist an Executive Officer with obtaining an extension of credit.
Executive Officers are permitted to sell GS Shares pursuant to a firm-approved Rule 10b5-1 Plan with respect to the sale of their GS Shares. Entry into, amendment of or termination of any firm-approved Rule 10b5-1 Plan must be pre-approved by the General Counsel of GS Inc. or her or his designee.
2.Members of the Management Committee of GS Inc.
Transactions involving GS Securities entered into by a member of the Management Committee who is not an Executive Officer are subject to the General Rules and the Specific Transaction Rules, but are also subject to the additional rules set forth below.
If the Access Person Window Period is open, notification to Global Compliance Employee Services of a transaction involving GS Securities (other than GS Deposit Obligations) is required, but pre-clearance is not required.
If the Access Person Window Period is closed or there is another special circumstance, no transaction involving GS Securities (excluding transactions involving GS Deposit Obligations, GS Structured Debt Securities (except with respect to Executive Officers) and GS Structured Warrants (except with respect to Executive Officers)) can be made until senior compliance / business manager approval is received.
Members of the Management Committee are permitted to sell GS Shares pursuant to a firm-approved Rule 10b5-1 Plan with respect to the sale of their GS Shares. Entry into, amendment of or termination of any firm-approved Rule 10b5-1 Plan must be pre-approved by the General Counsel of GS Inc. or her or his designee.
3.PMDs and Senior Advisors
Transactions involving GS Securities entered into by a PMD or a Senior Advisor are subject to the General Rules and the Specific Transaction Rules. Senior Advisors and PMDs who are not Executive Officers are permitted to obtain margin with respect to their freely transferable GS Securities during the Access Person Window Period, subject to prior approval.
4.Specified PMDs
Transactions involving GS Securities entered into by a Specified PMD are subject to the General Rules and the Specific Transaction Rules (as well as the Additional Covered Person Rules with respect to PMDs), as well as additional rules for such period of time as any Authorized Person may deem appropriate. Specified PMDs may be permitted to sell GS Shares pursuant to a firm-

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FIRMWIDE POLICY: INSIDER TRADING POLICY GOVERNING TRANSACTIONS IN GS SECURITIES BY COVERED PERSONS
approved Rule 10b5-1 Plan with respect to the sale of their GS Shares. Entry into, amendment of or termination of any firm-approved Rule 10b5-1 Plan must be pre-approved by the General Counsel of GS Inc. or her or his designee.
5.Senior Directors and Covered Retired Limited Partners
Transactions involving GS Securities entered into by Senior Directors and Covered Retired Limited Partners are subject to the General Rules and the Specific Transaction Rules, except as set forth below.
Senior Directors (including Covered Senior Directors) and Covered Retired Limited Partners are not subject to the 30-Day Rule.
Non-Covered Senior Directors are not subject to trading only in the Window Periods.
Covered Senior Directors and Covered Retired Limited Partners are either Access Persons or Non-Access Persons depending on their access to information as determined by an Authorized Person and are subject to the applicable Window Periods.
6.Non-Employee Directors
Transactions involving GS Securities entered into by Non-Employee Directors are subject to the General Rules and the Specific Transaction Rules, except as set forth below.
•Except as otherwise provided below, Non-Employee Directors are not permitted to:
oEnter into any transaction involving GS Securities (other than a transaction involving GS Deposit Obligations) without first obtaining approval from the General Counsel or her or his designee of the applicable GS Entity of which they are a director.
oHedge, buy or sell GS Shares, including GS Shares in which they have a pecuniary interest, except Non-Employee Directors that are Subsidiary Directors may hedge, buy or sell freely transferable GS Shares in an Access Person Window Period, but pre-clearance is required from the General Counsel or her or his designee of the GS Entity of which they are a director.
oPledge their GS Shares as security in connection with an extension of credit from a third party without first obtaining approval from the General Counsel or her or his designee of the GS Entity of which they are a director, but neither GS Inc. and its affiliates nor any of their people can arrange, directly or indirectly, such extension of credit for a GS Inc. Director or otherwise assist a GS Inc. Director with obtaining an extension of credit.
•Even though margin is generally prohibited, Non-Employee Directors that are Subsidiary Directors are permitted to obtain margin with respect to their freely transferable GS Securities during the Access Person Window Period, but pre-clearance is required from the General Counsel or her or his designee of the GS Entity of which they are a director.
•Non-Employee Directors are permitted to sell GS Shares pursuant to a firm-approved Rule 10b5-1 Plan with respect to the sale of their GS Shares.
oEntry into, amendment of or termination of any firm-approved Rule 10b5-1 Plan must be pre-approved by the General Counsel of GS Inc. or her or his designee.

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•This policy does not apply once a person ceases to be a Non-Employee Director and is not otherwise a Covered Person.
•Non-Employee Directors will be asked to represent that they are not aware of material, non-public information concerning GS Inc. and the GS Entity of which they are a director and, with respect to transactions in GS Structured Debt Securities and GS Structured Warrants, GS Inc. Directors must certify that they are not aware of material, nonpublic information concerning any underlying securities referenced by the GS Structured Debt Securities or GS Structured Warrant, as applicable.
7.Contingent Workers, Advisory Directors and Regional Advisors
Transactions involving GS Securities entered into by Contingent Workers, Advisory Directors and Regional Advisors are subject to the General Rules and the Specific Transaction Rules.
Contingent Workers, Advisory Directors and Regional Advisors are either Access Persons or Non-Access Persons depending on their access to information (as determined by an Authorized Person) and are subject to the applicable Window Periods.
H.Rules Applicable to Transactions by the Firm
Transactions by the firm in GS Securities are subject to applicable securities laws and must be done in accordance with the resolutions and policies adopted by the GS Inc. Board of Directors or a committee thereof. Issuances by the firm of GS Securities other than GS Structured Debt Securities and GS Structured Warrants are also generally subject to blackout periods, established by Corporate Treasury, during which pricing, sales and settlements are generally not permitted.
I.Contacts; Additional Information
If you have any questions regarding this policy or would like to request an exception from this policy, contact one of the people listed for “General Questions” in the Firmwide Trading Policy.
J.Roles and Responsibilities
•Who owns the risk: Firm Personnel
•Who manages the risk: Legal and Compliance
•Who reviews the risk: Legal and Compliance
K.Exceptions
L.
All exceptions to this policy must be escalated to the Policy Owner for approval.
M.Reporting and Escalations
N.
All transactions involving GS securities by Covered Persons may be subject to monitoring by the firm.
O.Related Documents

•Firmwide Policy with Respect to Personal Transactions Involving GS Securities and GS Equity Awards

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FIRMWIDE POLICY: INSIDER TRADING POLICY GOVERNING TRANSACTIONS IN GS SECURITIES BY COVERED PERSONS
General
As used in this Policy, Advisory Directors, Contingent Workers, MDs, PMDs, Regional Advisors and Senior Advisors are individuals designated as such in the personnel systems of the firm.
Specific Defined Terms
1.Access/Non-Access Persons
Covered Persons are designated as either “Access Persons” or “Non-Access Persons” and departments, businesses or desks of the firm can be designated as “Access” or “Non-Access,” in each case based generally on their potential access to material, non-public information about the firm. Access Persons include the following Covered Persons:
•All PMDs and MDs of the firm, as well as Senior Advisors
•All Non-Employee Directors
•All Firm Individuals in departments, businesses or desks of the firm designated as Access by an Authorized Person
•A Firm Individual or any other person designated as an Access Person by an Authorized Person
Non-Access Persons are all Covered Persons who are not designated as Access Persons.
2.Authorized Persons are the General Counsel of GS Inc., Chief Compliance Officer of GS Inc. or such other individuals to whom any of the foregoing shall delegate authority to make exceptions to all or certain rules under this policy.
3.Blackout Periods, including Access Person Blackout Periods and Non-Access Person Blackout Periods, are any periods of time that are not part of the applicable Window Periods. A Special Blackout Period is any period of time determined by an Authorized Person when trading by Access Persons and/or Non-Access Persons or any other group of Firm Individuals is not permitted for certain or all GS Securities, even if that period of time falls within a previously announced Access Person Window Period or Non-Access Person Window Period.
4.Covered Accounts include accounts in which a financial instrument can be purchased, sold or held that are controlled or directed by a Covered Person or in which a Covered Person has a beneficial interest.
5.Covered Persons are:
•Firm Individuals
•Non-Employee Directors
•Related Persons of a Covered Person
•Other persons who, or entities which, by the terms of any other agreement with the firm, are made subject to this policy (e.g., Covered Retired Limited Partners and Covered Senior Directors)

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6.Covered Retired Limited Partners are those Retired Limited Partners who have access to the firm’s e-mail, data or computer systems (except to the extent clients of the firm have the same access) or unescorted access to the firm’s premises (not including unescorted access which is limited to the 200 West Street ground floor lobby, the 11th floor Sky Lobby and the elevators). An Authorized Person may designate such person to be “Non-Covered.”
7.    Covered Senior Directors are those Senior Directors who have access to the firm’s e-mail, data or computer systems (except to the extent clients of the firm have the same access) or unescorted access to the firm’s premises (not including unescorted access which is limited to the 200 West Street ground floor lobby, the 11th floor Sky Lobby and the elevators). An Authorized Person may designate such person to be “Non-Covered.”
8.Firm means GS Inc. and its consolidated subsidiaries, other than those that are treated as consolidated investments for financial statement purposes.
9.Firm Individuals include:
•Employees (also “people”) of the firm2
•Contingent Workers
•Regional Advisors
•Senior Directors
•Covered Retired Limited Partners
•Other persons that any Authorized Person may designate from time to time
10.GS Credit Derivatives are any obligation issued by any entity other than a GS Entity that by its terms pays principal or interest based in whole or in part on the credit of a GS Entity (e.g., based on the bankruptcy, default on obligations or the credit spreads of a GS Entity), as well as any similar obligation or any other obligation designated by an Authorized Person.
11.GS Deposit Obligations are any obligation of a GS Entity that is regulated as a bank and that under the applicable law governing such GS Entity is deemed to be a “deposit,” whether or not insured by the Federal Deposit Insurance Corporation or any similar organization. Exclusions include any deposit that is a GS Structured Debt Security, as well as any similar obligation or any other obligation designated by an Authorized Person.
12.GS Entity means GS Inc. or any of its consolidated subsidiaries.
13.GS Equity Awards include all equity-based compensation awards or other equity-based awards or any other award, arrangement or agreement the value of which is based in whole or in part on the value of GS Shares, other than interests in the Goldman Sachs Stock Fund in the
2 A person ceases to be an employee of the firm for purposes of this policy once their “active employment” has been terminated and such person ceases to receive a salary from the firm. To the extent that any “notice period” is applicable to the termination of employment, active employment will for the purposes of this policy be deemed to continue through the end of such notice period. If the firm and, to the extent required, the person agree to waive all or a portion of such notice period, then active employment for purposes of this policy will be deemed to terminate on the date that the person ceases to receive a salary from the firm.
“Severance,” “salary continuation periods,” and any other periods of time with a similar status (as determined by the firm) are not deemed to be periods of active employment.

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Goldman Sachs 401(k) Plan, as well as any similar obligation or any other obligation designated by an Authorized Person.
14.GS Inc. means The Goldman Sachs Group, Inc.
15.GS Securities are securities issued or guaranteed by GS Inc. or any other GS Entity, as well as Non-GS Instruments Linked to GS Securities.
16.GS Shares are shares of the common stock of GS Inc. and, if issued, voting shares of preferred stock of GS Inc.
17.GS Structured Debt Securities are any debt obligations (including notes, certificates, certificates of deposit or deposit accounts) issued or guaranteed by a GS Entity where the obligation is structured so that the amount received as principal by the holder of such obligation at maturity or the amount received as periodic interest is determined by reference to one or more equity securities, currencies, commodities or the credit of one or more entities (including indexes, ETFs and baskets) and include any similar obligation or any other obligation designated by an Authorized Person.
18.GS Structured Warrants are any warrant or similar instrument issued or guaranteed by a GS Entity that is exercisable into anything other than GS Securities, as well as any similar obligation or any other obligation designated by an Authorized Person.
19.Non-Employee Directors are GS Inc. Directors and/or Subsidiary Directors who are not employed by the firm.
20.Non-GS Instruments Linked to GS Securities are financial instruments issued by an entity that is not a GS Entity where more than 10% (5% in the case of instruments that are linked to baskets or sector/industry indexes and ETFs) of the payout and/or market value at the time they are issued is linked to one or more GS Securities, as well as any similar obligation or any other obligation designated by an Authorized Person.
21.Related Persons are individuals with the following relationships to a Firm Individual:
•Spouses or domestic partners
•Minor children of the Firm Individual or such Firm Individual’s domestic partner
•Any other family members residing in the same household
Family members and any other relatives not living with a Firm Individual may be deemed Related Persons if they are financially dependent on that individual. Their status as Related Persons will be determined on a case-by-case basis.
22.Retired Limited Partner is a retired Partner of The Goldman Sachs Group, LP or its subsidiaries or a retired PMD.
23.Rule 10b5-1 Plan is a trading plan designed to comply with the requirements of Rule 10b5-1(c) under the U.S. Securities Exchange Act of 1934, as amended.
24.Subsidiary Directors are individuals (other than a Firm Individual) who serve as members of the board of directors of a GS Entity other than GS Inc.
25.Window Periods, including Access Person Window Periods and Non-Access Person Window Periods, are such periods as are determined by an Authorized Person.

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